PRICING SUPPLEMENT                                          File No. 333-105098
-------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
June 3, 2003)
Pricing Supplement Number: 2315



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                                                 Merrill Lynch & Co., Inc.
                                                Medium-Term Notes, Series B
                                        Due Nine Months or More from Date of Issue

                                                    Floating Rate Notes
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Principal Amount:                 $100,000,000                      Original Issue Date:                   June 10, 2003

CUSIP Number:                     59018YRD5                         Stated Maturity Date:                  June 9, 2006

Issue Price:                      100.00%

Interest Calculation:                                               Day Count Convention:
--------------------                                                --------------------
| x |  Regular Floating Rate Note                                   | x |  Actual/360
|   |  Inverse Floating Rate Note                                   |   |  30/360
       (Fixed Interest Rate):                                       |   |  Actual/Actual


Interest Rate Basis:
-------------------
| x |  LIBOR                                                        |   |  Commercial Paper Rate
|   |  CMT Rate                                                     |   |  Eleventh District Cost of Funds Rate
|   |  Prime Rate                                                   |   |  CD Rate
|   |  Federal Funds Rate                                           |   |  Other (see attached)
|   |  Treasury Rate
Designated CMT Page:                                             Designated LIBOR Page:
           CMT Moneyline Telerate Page:                                     LIBOR Moneyline Telerate Page: 3750
                                                                                       LIBOR Reuters Page:

Index Maturity:              Three Months                           Minimum Interest Rate:                 Not Applicable



Spread:                       + 0.25%                               Maximum Interest Rate:                 Not Applicable

Initial Interest Rate:       Calculated as if the Original Issue    Spread Multiplier:                     Not Applicable
                             Date were an Interest Reset Date

Interest Reset Dates:        Quarterly, on the 9th of March, June, September and December, commencing on
                             September 9, 2003, subject to modified following Business Day convention.


Interest Payment Dates:      Quarterly, on the 9th of March, June, September and December, commencing on
                             September 9, 2003, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:        The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:       The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                        The Notes are being issued in fully registered book-entry form.

Trustee:                     JPMorgan Chase Bank

Underwriters:                Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan Keegan &
                             Company, Inc. and Wells Fargo Brokerage Services, LLC (the "Underwriters"), are
                             acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                             Pursuant to an agreement, dated June 5, 2003 (the "Agreement"), between Merrill Lynch & Co.,
                             Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                             Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                             Underwriters                                    Principal Amount of the Notes
                             ------------                                    -----------------------------

                             Merrill Lynch, Pierce, Fenner & Smith                            $ 98,000,000
                                         Incorporated
                             Morgan Keegan & Company, Inc.                                      $1,000,000
                             Wells Fargo Brokerage Services, LLC                                $1,000,000
                                                                                                ----------
                                                          Total                               $100,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                             The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                       June 5, 2003

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